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                                                                   EXHIBIT 21.01

                      SUBSIDIARIES OF NEMATRON CORPORATION

      -     A-OK Control Engineering, Inc. (Michigan, United States)

      -     Optimation, Inc. (Alabama, United States)

      -     Nematron Canada Inc. (Canada)

      -     Nematron, Limited (the United Kingdom)